Exhibit 10.1

CHARLES & COLVARD, LTD.

SHORT-TERM INCENTIVE PLAN

Adopted April 17, 2014

The Charles & Colvard, Ltd. Short-Term Incentive Plan (the “Plan”) is a compensatory bonus plan established by Charles & Colvard, Ltd. (the “Company”) to provide performance-based cash bonuses to certain of the Company’s employees, including its executive officers.

Executive officers are eligible for annual bonuses under the Plan based on achievement of certain threshold, target, and maximum goals set for individual Performance Measures (as defined below) established by the Compensation Committee of the Company’s Board of Directors (the “Committee”) each year. As a result, the actual bonus amounts paid, if any, under the Plan will vary depending on the Company’s achievement of specified goals as well as certain individual performance objectives. The Plan’s performance cycle and performance goals are concurrent with the Company’s fiscal year ending December 31st.

The Plan supersedes and replaces all prior annual bonus plans or programs, including the
Company’s Amended and Restated Corporate Incentive Plan (as amended August 30, 2013), for all periods beginning on or after January 1, 2014.

I.           Short-Term Incentive Opportunity

A.      Purpose and Objective

The Plan is intended to strengthen the Company’s pay for performance philosophy by providing Eligible Employees (as defined below) the opportunity to earn significant cash bonuses upon achieving annual Performance Measures established by the Committee to incent significant revenue growth and increase the overall profitability of the Company. The Plan places a strong emphasis on individual accountability to both organizational and individual performance objectives and is designed to ensure that a significant portion of Eligible Employees’ total cash compensation is comprised of bonuses that remain “at risk” or unearned unless specific performance goals are attained. In addition, the Plan is designed to ensure that the percentage of total compensation comprised of annual bonus awards increases with an employee’s overall role and scope within the Company and an individual’s ability to directly impact the achievement of specific performance goals. The Performance Measures used may vary from person to person under the Plan in order to tie each participant’s overall compensation to achievement of those specific Performance Measures most directly within their scope. The Plan also provides the Committee the flexibility and discretion to provide additional bonuses in recognition of extraordinary performance far exceeding target levels as well as downward discretion to reduce bonuses otherwise payable under the Plan as circumstances warrant.

B.      Minimum Annual EBITDA Threshold to Fund the Plan

The Company must achieve a minimum level of earnings before interest, taxes, depreciation, and amortization (“EBITDA”) in order to fund the Plan and permit any payouts to be made under the Plan for a particular year. This minimum annual EBITDA funding threshold shall be established by the Committee in consultation with Company management each year. Provided the minimum annual EBITDA funding threshold is attained for a particular year, individual bonuses under the Plan shall be calculated based upon the level of achievement toward specific Performance Measures established by the Committee on an annual basis as further described below.

C.      Performance Measures

Although the Committee may draw from any of the various “Performance Measures” set forth in the Charles & Colvard, Ltd. 2008 Stock Incentive Plan adopted by the Company effective May 27, 2008 (the “2008 Plan”) in establishing individual Performance Measures under the Plan, the Committee has determined that the most appropriate Performance Measures for tracking and rewarding short-term performance at the present time are: (1) EBITDA, (2) revenues, and (3) certain personal objectives. The weighing of the Performance Measures as a component of an individual’s overall bonus opportunity may vary from person-to-person and may vary from year-to-year depending upon the Committee’s determination of the most appropriate Performance Measures.

The Committee has adopted the following Performance Measures and their respective weightings for the Company’s executive officers because it believes these Performance Measures are key indicators of the Company’s overall financial and operating results:

Performance Measure	CEO	CFO	COO
EBITDA	70%	70%	50%
Revenue	20%	20%	40%
Personal Objectives	10%	10%	10%

The respective weightings of individual Performance Measures for other Company employees shall be determined by the Committee upon consultation with Company management or delegated to the Company’s executive officers as appropriate. The Committee shall establish specific performance targets or performance goals for each of the Performance Measures along with personal objectives for executive officers each year in consultation with management.

D.      Target Bonus Awards

The Committee has established the following percentages of applicable officers’ Base Salary (as defined below) as overall targeted bonus awards under the Plan:

Position	Targeted Bonus (as percentage of Base Salary)
Chief Executive Officer (CEO)	50%
Chief Financial Officer (CFO)	45%
Chief Operating Officer (COO)	45%
Presidents and Below	40%

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By way of illustration, when applying the weighted Performance Measures to the CEO’s 50% targeted bonus award, the CEO’s overall bonus will consist of the following three targeted bonus components: (1) an EBITDA component worth a total of 35% of Base Salary (e.g., 70% EBITDA component x 50% Base Salary = 35% Base Salary), (2) a revenue component worth a total of 10% of Base Salary, and (3) a Personal Objectives component worth a total of 5% of Base Salary assuming achievement at 100% of the targeted goals for each Performance Measure.

For purposes of this Plan, the term “Base Salary” shall mean an Eligible Employee’s regular annualized base salary amount in effect as of the last day of the fiscal year for which the bonus award is payable and shall exclude any other bonuses, commissions, reimbursements, equity compensation proceeds, deferred compensation payments, disability benefits, fringe benefits, cash-outs, or other similar compensatory amounts included in an Eligible Employee’s income for the applicable year.

E.      Sliding Scale Used to Calculate Actual Bonus Payouts

Although the Committee established the above target bonus awards as a percentage of Base Salary assuming 100% achievement of each of the target Performance Measures, the actual bonus payouts under the Plan will be calculated using a sliding scale based upon the overall percentage of the targeted Performance Measure or target goal achieved for the applicable year. The Plan requires a minimum performance threshold of 80% toward the target performance goal under each Performance Measure before any bonus can be paid out for that particular component of the overall bonus payment. In addition, the Plan caps the maximum performance level at 150% of a specified performance goal for each Performance Measure unless the Committee elects to make an additional discretionary bonus award in cases of extraordinary performance.

For example, if the Company’s performance for a particular year is at only 75% of a specified Performance Measure, there will be no bonus payouts for that Performance Measure under the Plan for that year. On the other hand, if the Company’s performance attained 200% of a particular Performance Measure, the bonus payout under the Plan will be capped at 150% of the target bonus amount for that Performance Measure. By way of further illustration, in the event of 90% achievement of each of the Performance Measures for a particular year, the CEO would be entitled to 90% of his targeted bonus award or a total cash bonus equal to 45% of Base Salary. Alternatively, in the case of 120% achievement of each of the Performance Measures for a given year, the CEO would be entitled to 120% of his targeted bonus award or a total cash bonus equal to 60% of Base Salary.

Under the Plan, each Performance Measure shall operate independently of the other Performance Measures provided that the minimum annual EBITDA funding threshold has been achieved and payouts are permitted under the Plan. Accordingly, an award may be paid under the Plan for a particular Performance Measure provided threshold performance is achieved for that particular Performance Measure without regard to the results of the other Performance Measures. For example, if the Company achieves at least the minimum EBITDA and Revenue thresholds for a year but an officer fails to meet the threshold requirement for the officer’s personal objectives for that year, the officer may still be eligible to receive payments pursuant to the EBITDA and Revenue components (with the targeted bonus amounts for each component calculated to be based on the actual percentage of targeted performance goal actually achieved) even though the officer will not be eligible for a payment under the personal objectives component of the bonus.

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Any of the Company’s performance levels on the Performance Measures or the threshold EBITDA target may be adjusted for one-time events, including accounting charges not forecasted, as approved by the Committee.

F.       Discretion to Recognize Extraordinary Performance or Underachievement

The Committee may, in its sole discretion, make award payouts or otherwise increase, reduce, or eliminate payouts that would otherwise be made under the Plan, including the discretion to make bonus awards beyond the 150% cap generally applicable to bonus payouts under the Plan in the case of extraordinary performance.

G.      Coordination with 2008 Stock Incentive Plan

Notwithstanding the foregoing, if the Committee determines that it is in the best interests of the Company for the short-term bonus awards made pursuant to this Plan to comply with the performance-based compensation exception to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee may, in its discretion, instead make such short-term incentive awards in the form of Performance Awards issued under and pursuant to the appropriate Performance Measures set forth in the Charles & Colvard, Ltd. 2008 Stock Incentive Plan adopted by the Company effective May 27, 2008 (the “2008 Plan”), or any successor equity incentive plan approved by the Company and its shareholders, as applicable for purposes of complying with Code Section 162(m). The Plan shall be subject to the terms and conditions of the 2008 Plan or any successor equity incentive plan of the Company, as applicable.

II.          Terms and Conditions of the Plan

A.           Administration of the Plan

The Plan shall be administered by the independent members of the Board or, upon the Board’s delegation, by the Compensation Committee of the Board (the “Committee”).

In addition to action by meeting in accordance with applicable law, any action of the Committee with respect to the Plan may be taken by a written instrument signed by all of the members of the Committee and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called.

Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, authority to:

(1)          determine all matters relating to any awards under the Plan, including selection of individuals to be granted bonuses or awards, the Performance Measures to be used, the mix and appropriate weighting of each Performance Measure as well as personal objectives to be used under the Plan, the types of bonuses and awards, and all terms, conditions, restrictions and limitations of a bonus or award;

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(2)          prescribe the form or forms of any agreements, if any, evidencing any awards granted under the Plan;

(3)          establish, amend and rescind rules and regulations for administering the Plan;

(4)          construe and interpret the Plan and any agreements evidencing awards granted under the Plan, to establish and interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan; and

(5)          in its sole discretion, adjust the EBITDA calculation for one-time events, including accounting charges not forecasted, as approved by the Committee.

In addition, except to the extent otherwise required under Code Section 409A, related regulations or other guidance, the Committee shall have authority, in its sole discretion, to accelerate the date that any award that was not otherwise exercisable or vested shall become exercisable or vested in whole or in part without any obligation to accelerate such date with respect to any other awards granted to any recipient. The Committee also shall have the authority and discretion to establish terms and conditions of awards (including but not limited to the establishment of subplans) as the Committee determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States.

B.           Eligible Employees

Each of the Company’s executive officers employed at the beginning of the Company’s fiscal year shall be eligible to participate in the Plan for that year. In addition to the Company’s executive officers, no later than the first regularly scheduled meeting of the Committee coinciding with the Committee’s adoption of the Plan and the first regularly scheduled meeting of the Committee in each subsequent fiscal year (the “Effective Date”), the Committee shall expressly designate the employees eligible to participate in the Plan (such employees along with the executive officers herein referred to as the “Eligible Employees”) for such fiscal year upon recommendation of the Chief Executive Officer of the Company. Participation in the Plan in any one year does not guarantee the right to participate in any other year.

The Committee shall have full authority and discretion to reduce or eliminate all awards made pursuant to the Plan at any time.

Eligible Employees must be employed on the date awards are paid pursuant to Section II.D. of the Plan in order to receive a payout. Notwithstanding the foregoing, the Committee may, in its sole and exclusive discretion, provide for awards to be paid to Eligible Employees (or their heirs, as applicable) whose employment with the Company has terminated due to death or Disability (as defined below) or for other exceptional reasons; provided, however, that such bonus amounts, if any, be prorated based on the period of service rendered to the Company and expressly scheduled by the Committee to be paid in the same calendar year other bonuses for the applicable fiscal year are to be paid under the Plan. The term “Disability” for purposes of this Plan shall have the meaning ascribed to such term in Treasury Regulations Section 1.409A-3(i)(4).

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C.           Commencement of Employment After Effective Date for a Particular Year

Non-Officer Employees

Any non-officer employee of the Company who commences employment with the Company after the Effective Date for a particular fiscal year may be designated an Eligible Employee for purposes of the Plan for such fiscal year at the discretion of the Chief Executive Officer and upon concurrence of the Chairperson of the Committee; provided that any non-officer employee who commences his/her employment during the fourth fiscal quarter of a year will not be eligible to participate in the Plan for such fiscal year unless the Committee expressly approves such participation.

Executive Officers

Any executive officer of the Company who commences employment with the Company after the Effective Date for a particular fiscal year may be designated an Eligible Employee for purposes of the Plan for such fiscal year at the discretion and upon approval of the Committee.

Pro-Ration of Awards

Any non-officer employee or executive officer who is designated an Eligible Employee pursuant to this Section II.C. of the Plan after the Effective Date of a fiscal year will have any award amounts for that fiscal year pro-rated in a manner as determined by the Committee.

D.           Timing of Awards Under the Plan

As soon as practicable upon the completion of the annual audit by the Company’s independent accountant and delivery of an audit opinion to the Company by such accountant for the applicable fiscal year and the Committee’s review and certification of attainment of specified performance goals, as applicable, each of the Eligible Employees shall be eligible to receive a cash bonus award as described in this Plan.

E.           Source of Performance Awards

Any Performance Awards made under the Plan shall be issued under and pursuant to the 2008 Plan. With respect to any Performance Awards made under the Plan, all terms, conditions, and requirements of such 2008 Plan are incorporated into the Plan by reference. For any Performance Awards, to the extent that there is a contradiction between the Plan and the 2008 Plan or an ambiguity as to the provisions of the Plan, the terms of such 2008 Plan shall control.

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F.           Compliance with Code Section 409A

The Plan is designed to permit awards under the Plan to be exempt from regulation under Code Section 409A by generally requiring participants to remain employed with the Company through payment of the awards and requiring that the Committee specify the year of payment in the event of bonuses paid out following separation from service due to death or Disability or for other exceptional reasons as determined in the Committee’s sole discretion. Notwithstanding any other provision in the Plan or an award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any bonus or award granted under the Plan, it is the general intention of the Company that the Plan and all such awards shall comply with Code Section 409A, related regulations or other guidance, and the Plan and any such award shall, to the extent practicable, be construed in accordance therewith. Deferrals of cash distributable pursuant to the Plan in a manner that would cause Code Section 409A to apply shall not be permitted. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A, related regulations or other guidance require that any special terms, provisions or conditions be included in the Plan or any award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or award, as applicable. Further, in the event that the Plan or any award shall be deemed not to comply with Code Section 409A or any related regulations or other guidance, then neither the Company, the Board nor its or their designees or agents shall be liable to any participant or other person for actions, decisions or determinations made in good faith.

G.           Applicable Law

The Plan shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States.

H.           Amendment and Termination of the Plan

The Plan and any award may be amended or terminated at any time by the Board or the Committee. No action to amend or terminate the Plan or an award shall permit the acceleration of the time or schedule or any payment of amounts deemed to involve the deferral of compensation under Code Section 409A, except as may be otherwise permitted under Section 409A, related regulations or other guidance.

Without limiting the effect of this Section II.H., the Board shall have unilateral authority to amend the Plan and any award (without participant consent) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, federal securities laws or related regulations or other guidance).

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I.           No Right or Obligation of Continued Employment

Nothing contained in the Plan shall require the Company or a related corporation to continue the employment or service of an employee, nor shall any such individual be required to remain in the employment or service of the Company or a related corporation. Except as otherwise expressly provided in the Plan (or 2008 Plan, if applicable), all rights of a participant with respect to any award shall terminate upon the participant’s termination of employment or service with the Company.

J.           Compliance with Laws

The Board may impose such restrictions on any payments or awards hereunder as it may deem advisable, including without limitation restrictions under the Securities Act of 1933, as amended (the “Securities Act”), under the requirements of any stock exchange or similar organization and under any blue sky, state or foreign securities laws. Notwithstanding any other Plan provision to the contrary, the Company shall not be obligated to issue, deliver or transfer shares of common stock under the Plan, make any other distribution of benefits under the Plan or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). In the event Performance Awards under the 2008 Plan, the Company may cause a restrictive legend to be placed on any certificate issued hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

K.          Unfunded Plan; No Effect on Other Plans

The Plan shall be unfunded, and the Company shall not be required to create a trust or segregate any assets that may at any time be represented by awards under the Plan. The Plan shall not establish any fiduciary relationship between the Company and any employee or other person. Neither an employee nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any related corporation, including, without limitation, any specific funds, assets or other property that the Company or any related corporation, in their discretion, may set aside in anticipation of a liability under the Plan. A participant shall have only a contractual right to bonus amounts, if any, payable under the Plan, unsecured by any assets of the Company or any related corporation. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

The amount of any compensation deemed to be received by a participant pursuant to an award shall not constitute compensation with respect to which any other employee benefits of such participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Board or Committee.

The adoption of the Plan shall not affect any other compensation plans in effect for the Company or any related corporation, nor shall the Plan preclude the Company from establishing any other forms of compensation for employees or service providers of the Company or any related corporation.

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L.           Withholding; Tax Matters

The Company shall withhold, or shall require the participant to pay the Company in cash, the amount of any local, state, federal, foreign or other tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the participant.

The Company makes no warranties or representations with respect to the tax consequences (including but not limited to, income tax consequences) related to the transactions contemplated by this Plan. A participant should consult with his/her own attorney, accountant, and/or tax advisor regarding the decision to participate in the Plan and the consequences thereof. The Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for any participant.

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